EXHIBIT 99.334

1 Operations & Strategies in a Tight Pool Pool decides how to use resources bid by participants and sets prices Schedules generation capacity to provide either energy or ancillary services Unit commitment and dispatch by Pool Accounts for transmission constraints Pool pays and charges ex-post prices Strategies for participants Bid generation prices and availability Bid load forecasts and prices Negotiate contract for differences

2 California Market Structure California market structure is not a tight pool Decentralized markets Multiple energy markets (PX and SCs) Transmission market (ISO) Ancillary services markets (ISO or self-provision) Imbalance energy market (ISO) Forward and spot markets Day-ahead Hour-ahead Real-time

3 Decision Making in CA Markets Participants make more decisions Decide which forward energy market to use PX Another SC Decide uses on which to bid the capacity of their resources Energy forward markets Ancillary services Supplemental energy Decide their own unit commitment Decide which of their resources the ISO can adjust to relieve transmission congestion

4 Strategies in CA Markets Participants develop strategies To maximize profits To protect against strategies of others Tactical decisions Bid capacity in one market and withhold in others Energy market vs. reserves markets Hour-ahead vs. day-ahead vs. real-time Adjust bid prices Negotiate side deals Contracts for differences

5 Potential Flaws in CA Market Structure Design flaws may exist in CA structure Components of the decentralize structure may not mesh properly Component markets may contain inefficient elements Market may not clear Market clearing price incorrectly defined Such holes may affect your position Allow strategies that increase your profits Allow competitor to damage your position Drive need for counter strategies

6 Real Time Balancing Energy Overview of operations of market If additional energy is needed, increment least expensive available resources Ex-post price set by most expensive unit incremented If less energy is needed, decrement most expensive available resources Ex-post price set by least expensive unit backed down All available resources are not re-dispatched to minimize costs Ex-post price is not the price that clears the market May affect bidding strategies

7 Simple Example... PX schedules in forward market 10,000 MWh SC schedules in forward market 6,100 MWh However, expects its load will be only 5,000 MWh Expects that PX under forecasts its load by 1,000 MWh Real-time balancing energy bids PX: -5,000 MWh to 5,000 MWh @ $Y/kWh SC1: -1,200 MWh to 0 MWh @ $X/kWh X is a large number (X>>Y)

8 ....Simple Example Suppose that SC1 was right Actual loads in real time PX: 11,000 MWh SC1: 5,000 MWh Scheduled generation exceeds load by 100 MWh ISO actions Backs down SC1's generation by 100 MWh Sets ex-post price to $X/MWh Results SC1 sells 1,000 MWh to PX for $X million SC1 can set X as large as it likes

9 Developing Strategies... Can PG&E develop strategies that would allow it to operate within the protocols and increase its profits Workable strategies Do not require unrealizable precision in forecasts Position you to take advantage of the opportunities to increase profits when they arise Limit potential losses if conditions other than expected

10 ....Developing Strategies Examine the range of strategies that others may use to increase their profits Develop counter strategies that limit the detrimental impact on PG&E Develop strategies that will limit the potential costs to PG&E if another SC finds ways to sell balancing energy to the PX at high cost

11 Approaches to Developing Strategies Expert analysis Review of business protocols and competitor characteristics Identify potential strategies based on experience Analytical tools Test possible strategies against computer Test possible strategies against user specifed counter strategies War gaming Red team, blue team competition Analytical tools provide playing field